Exhibit 23.3

Independent Mining Consultants, Inc.
3560 E. Gas Road
Tucson, AZ 85714

CONSENT OF THIRD-PARTY QUALIFIED PERSON
Independent Mining Consultants, Inc. (“IMC”), consents to the incorporation by reference in Hycroft Mining Holding Corporation’s registration statement on Form S-8 of the Hycroft Mining Holding Corporation Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), with respect to:
•the filing and use of the technical report summary titled “Technical Report Summary of Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “TRS”), with an effective date of February 17, 2022, as an exhibit to and referenced in the Form 10-K;
•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and the TRS; and
•the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.
IMC is responsible for authoring, and this consent pertains to, the following sections of the TRS: sections 1.4, 1.6, 1.7, 1.9, 6, 7, 8, 9, 11, 20, 23.2, and for portions of sections 22, 24, and 25.

June 6, 2022

/s/ John M. Marek
Signature of Authorized Person for
Independent Mining Consultants, Inc.

John M. Marek
Print name of Authorized Person for
Independent Mining Consultants, Inc.